Consent of Independent Registered Public Accounting Firm

M-Systems, Inc.

Newark, California

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3/Amendment No. 3 (File No. 333-109338) and Form S-8 (File No. 333-54356) of M-Systems Flash Disk Pioneers Ltd. (the "Company") of our report dated January 8, 2003, relating to the financial statements of M-Systems, Inc. (a wholly owned subsidiary of the Company) appearing in the Company`s Form 6-K filed with the Securities and Exchange Commission on February 2, 2004 and incorporated by reference in this Annual Report on Form 20-F.

/S/ BDO Seidman, LLP

San Jose, California

June 24, 2004

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